Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-205639) pertaining to the CNX Coal Resources LP 2015 Long-Term Incentive Plan of our report dated November 22, 2016, with respect to the combined financial statements of CNX Coal Resources LP Predecessor, included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
November 22, 2016